Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Appoints Four New Board Members

Expands Board to Nine Directors; Names New Chairman

SPOKANE, Wash., December 6, 2012 – Red Lion Hotels Corporation (NYSE: RLH) announced that James P. Evans, David J. Johnson, Robert G. Wolfe and Michael Vernon have been appointed to the company’s Board of Directors, effective today.

Following the previously announced retirement of Board members Richard L. Barbieri, which was effective on December 4, 2012, and Donald K. Barbieri on December 31, 2012, as well as the departure of Peter F. Stanton, who left the Board in May 2012, the Board will expand by one director to nine directors, eight of whom are independent.

The four new Board members will stand for election by the shareholders at the company’s 2013 annual meeting.

Donald K. Barbieri said, “I am honored to have served at Red Lion for more than 40 years and believe that the addition of Evans, Johnson, Wolfe and Vernon will further enhance the Board’s capabilities as it works closely with the management team to execute strategies focused on creating shareholder value.”

“Our four new directors bring a wide range of industry, financial and general business experience to Red Lion and we are pleased to be able to welcome individuals with this high level of executive leadership, industry experience and financial and real estate expertise to the Red Lion Hotels Board,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “Evans has spent nearly 40 years building an impressive skill set in executive hospitality, hotel and brand management and Johnson, Wolfe and Vernon each have more than 25 years of relevant skills and executive management experience. We are confident that their collective talents will be immediately additive to our Board’s capabilities.”

Evans, age 66, brings nearly 40 years of hospitality, hotel and brand management expertise to the Red Lion Hotels Board. Most recently, Evans served as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the U.S. as the world’s premier travel destination. He previously served as the Chief Executive Officer of each of the following companies: Ardent Hotel Advisors, Jenny Craig International and Best Western International. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts.

Johnson, age 66, brings nearly 30 years of executive management experience to the Red Lion Hotels Board, and joins the company’s Board following an eight year tenure as Chairman and Chief Executive Officer of KinderCare Learning Centers, Inc. From 1991 to 1996, Johnson served as Chairman, President, and Chief Executive Officer of Red Lion Hotels, Inc. Earlier in his career, Johnson served as President, Chief Operating Officer and Director of Dillingham Holdings and President and Chief Executive Officer of Cal Gas Corporation.

Wolfe, age 56, joins the Red Lion Hotels Board with more than 30 years of experience in investment banking, finance and investment management. Since 2008, Wolfe has been the principal of Windy Point, LLC, a private investment and strategic consulting firm. From 2002 to 2008, Wolfe was a partner at Northwest Venture Associates (NWVA), a venture capital fund that invested exclusively in companies based in the Pacific Northwest. Prior to his time at NWVA, Wolfe was President and Chief Operating Officer of Toronto-based GT Group Telecom, which was Canada’s largest independent local exchange carrier.

Vernon, age 65, brings more than 25 years of domestic and international experience in corporate finance, M&A, investor communications, and strategic development to the Red Lion Hotels Board. Most recently, Vernon was the Chief Financial Officer for Zulily, Inc. Before Zulily, Vernon held the Chief Financial Officer role at three public and private companies: Big Fish Games, Inc, Zumobi, Inc, and aQuantive, Inc. Prior to these roles Vernon was the Chief Financial Officer and Chief Operating Officer at Park Plaza International, where he helped the company transform from a franchisor into a manager of high-end hotels, and from 1995 to 1997 Vernon was the Chief Financial Officer of Red Lion Hotels, Inc. Prior to this, he held the role of Chief Executive Officer for the Port of Sacramento. Vernon’s first role in executive management was as the Chief Financial Officer for Cal Gas Corporation.

The company also announced that Melvin L. Keating has been appointed to succeed Donald Barbieri as Chairman of the Board on an interim basis, effective upon Donald K. Barbieri’s retirement on December 31, 2012.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of September 30, 2012, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,872 rooms and 443,587 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchises and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011, and in other documents filed by the Company with the Securities and Exchange Commission.

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